EXHIBIT 99.1

EasyLink Services International Corporation
Announces Fiscal Third Quarter 2010 Financial Results

Generates $3.3 million in Operating Income

NORCROSS, GA, June 3, 2010 - (BUSINESS WIRE) - EasyLink Services International Corporation ("EasyLink" or "Company") (NasdaqCM: ESIC, www.easylink.com), a global provider of comprehensive messaging services and e-commerce solutions, reported fiscal third quarter 2010 revenue of approximately $20.6 million, operating income of approximately $3.3 million, net income of approximately $2 million, earnings per share of $.06 per share, and adjusted earnings before income taxes, depreciation and amortization (“Adjusted EBITDA”) of approximately $5.9 million.

“I am extremely proud of the results turned in by the EasyLink team this quarter” said Tom Stallings, CEO of EasyLink.  “We continue to operate in a turbulent worldwide business environment and yet our team held our revenues steady while reducing our costs and expenses resulting in 28.5% Adjusted EBITDA margins.”

Financial Review

Revenue for the third quarter of fiscal 2010 was approximately $20.6 million compared to $21 million in the third quarter of fiscal 2009.  We experienced another quarter of growth in our enterprise fax business, but overall revenue slightly declined due to lower volumes in our telex and other messaging  services businesses.  Gross margin was 73.2% in the third quarter of 2010 which is compared to 69.1% in the third quarter of fiscal 2009. Gross margins are expected to remain in the 70% to 72% range for the rest of the fiscal year.

Total revenue for the nine-month period ended April 30, 2010 was approximately $61.5 million compared to approximately $64.7 million for the first nine months of fiscal 2009.  The absence of recessionary affect on revenue in the first quarter of fiscal 2009 combined with the continuing reduction in telex volumes  contributed to the year-over-year decline in revenue.  Gross margin for the nine months was 71.9% compared to 70.6% for the first nine months of fiscal 2009.

On Demand Messaging revenue for the third quarter of fiscal 2010, which includes fax, production messaging, document capture and management and e-mail services, was approximately $10.4 million compared to approximately $10.7 million in the third quarter of fiscal 2009.  On Demand Messaging gross margin was 71.8% in the third quarter and represented 50.7% of total revenue.  Supply Chain Messaging revenue for the third quarter of fiscal 2010, which includes electronic data interchange (“EDI”) products and services and telex was approximately $10.2 million compared to approximately $10.3 million in the third quarter of fiscal 2009.  Supply Chain messaging gross margin was 74.7% in the third quarter and represented 49.3% of total revenue.

Net income attributable to common shareholders for the third quarter of fiscal 2010 was approximately $1.8 million, or $0.06 per basic and diluted share.  Net income attributable to common shareholders for the nine-month period ended April 30, 2010 was approximately $4.0 million, or $0.15 per basic share and $0.14 per diluted share.  Adjusted EBITDA, which includes non-cash compensation expense, was approximately $5.9 million for the third quarter of fiscal 2010 and approximately $15.9 million for the nine-month period ended April 30, 2010.

EasyLink provides adjusted EBITDA in this press release as additional information regarding its operating results.  This measure is not in accordance with, or an alternative for, generally accepted accounting principles (“GAAP”) and may be different from non-GAAP EBITDA measures used by other companies.  EasyLink believes that this presentation of adjusted EBITDA facilitates investors’ understanding of its historical operating trends, because it provides an important supplemental measurement in evaluating the operating results of our business.  This press release should be read in conjunction with the Company’s Form 8-K earnings release filed with the Securities and Exchange Commission for the fiscal quarter ended April 30, 2010.

Investor Conference Call

The Company plans to hold a conference call on Friday, June 4, 2010, at 8:30 a.m. EDT to discuss the third quarter fiscal year 2010 results in detail.

The Company invites all those interested in hearing management’s discussion to join the call by dialing (877) 734-4565 (U.S. and Canada) or  (678) 905-9374 (International).  If you are unable to participate and would like to hear a replay of the call, an audio reply will be available on EasyLink’s investor relations website at http://ir.easylink.com/events.cfm.

Forward-Looking and Cautionary Statements

Except for the historical information and discussion contained herein, statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those indicated by such forward-looking statements.  These and other risk factors are set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K, the Company’s quarterly reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission.  These filings are available on a website maintained by the Securities and Exchange Commission at www.sec.gov.

The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein as a result of new information, future events or otherwise.

About EasyLink Services International Corporation

EasyLink Services International Corporation (EasyLink) (NasdaqCM: ESIC), headquartered in Norcross, GA, offers a comprehensive portfolio of “any to any” business messaging and transaction services that can bridge the most challenging technology gaps while creating significant cost efficiencies across an organization. From Desktop Fax and Production Messaging to EDI, Managed File Transfer, Document Capture and Management, Secure Messaging and Telex we help companies drive costs out of their operations. With over two decades of servicing customers around the globe, EasyLink has established a proven track record for providing effective, reliable and secure communications. For more information on EasyLink, visit www.easylink.com.

Contact:
EasyLink Services International Corporation
Andrew Kaminsky
(917) 842-2591
akaminsky@easylink.com

EASYLINK SERVICES INTERNATIONAL CORPORATION
Consolidated Statements of Income
(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2010 (unaudited)	2009 (unaudited)	2010 (unaudited)	2009 (unaudited)

Service revenue	$20,593	$21,039	$61,495	$64,710

Cost of services	5,509	6,501	17,272	19,023
Gross Profit	15,084	14,538	44,223	45,687

Operating expenses:
Product development and enhancement	1,884	1,774	5,500	5,902
Selling and marketing	3,087	3,124	9,584	9,780
General and administrative	6,765	6,759	20,634	22,649
Intangible impairment	-	-	-	4,246

Operating income	3,348	2,881	8,505	3,110

Other income (expense):
Interest and investment income	7	11	21	152
Interest expense	(336)	(1,585)	(1,264)	(10,603)
Foreign exchange gain	249	168	503	304
Other income (expense)	34	1	3	100

Income (Loss) before income taxes	3,302	1,476	7,768	(6,937)

Provision for income taxes	1,313	240	3,107	995

Net income (loss)	1,989	1,236	4,661	(7,932)

Dividends on preferred stock	(209)	(49)	(642)	(149)

Income (loss) attributable to common stockholders	$1,780	$1,187	$4,019	$(8,081)

Basic income (loss) per common share	$0.06	$0.05	$0.15	$(0.33)

Diluted income (loss) per common share	$0.06	$0.05	$0.14	$(0.33)

Weighted average number of common shares outstanding – basic	29,110	24,243	27,199	24,460

Weighted average number of common shares outstanding –diluted	29,793	24,670	29,519	24,460

EASYLINK SERVICES INTERNATIONAL CORPORATION
Consolidated Balance Sheets
(in thousands)  (Unaudited)

	April 30,	July 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$15,644	$10,972
Accounts receivable, net	13,220	11,509
Other current assets	2,722	3,836
Total current assets	31,586	26,317

Property and equipment, net	6,077	8,231
Goodwill and other intangible assets, net	51,179	56,248
Other long term assets	3,147	5,521
Total assets	$91,989	$96,317

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$9,686	$9,689
Current portion of long term debt	9,635	9,495
Other current liabilities	2,032	1,847
Total current liabilities	21,353	21,031

Long term debt	10,266	17,512
Other liabilities	322	554
Total liabilities	31,941	39,097

Stockholders' Equity:
Preferred stock	(a)	(a)
Common Stock	302	273
Additional paid-in capital	138,749	138,463
Treasury Stock	(2,122)	(2,122)
Accumulated other comprehensive loss	(6,450)	(4,442)
Accumulated deficit	(70,431)	(74,952)
Total stockholders' equity	60,048	57,220
Total liabilities and stockholders' equity	$91,989	$96,317
(a) less than 1,000

EASYLINK SERVICES INTERNATIONAL CORPORATION
Calculation of Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (unaudited, includes non-cash compensation and intangible asset impairment)
(in thousands)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2010	2009	2010	2009
Net Income (Loss)	$1,989	$1,236	$4,661	$(7,932)
Interest	336	1,585	1,264	10,603
Taxes	1,313	240	3,107	995
Depreciation and amortization	2,006	2,064	6,139	6,469
Non-cash compensation	221	166	679	739
Intangible asset impairment	-	-	-	4,246
Adjusted EBITDA	$5,865	$5,291	$15,850	$15,120